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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Host Hotels & Resorts, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 10, 2007

Dear Stockholder:

It is my pleasure to invite you to attend the 2007 Annual Meeting of Stockholders of Host Hotels & Resorts, Inc., which will be held at 10:00 a.m. on Thursday, May 17, 2007, at The Ritz-Carlton, Tysons Corner in McLean, Virginia. Please note that this is an hour earlier than our usual start time.

The following pages contain the Notice of the 2007 Annual Meeting and the Proxy Statement. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors. Our directors and management team will be available to answer questions. We hope that you will be able to attend the meeting.

Your vote is important. Whether you plan to attend the meeting or not, I urge you to promptly vote and submit your proxy instructions by telephone, via the Internet, or by completing and returning your proxy card in the enclosed envelope. Voting is quick and easy. If you attend the meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy at the meeting and vote your shares in person.

Host’s 2006 Annual Report is also enclosed. We encourage you to read our Annual Report and hope you will find it interesting and useful. Thank you for your continued interest in Host Hotels & Resorts, Inc., and we look forward to seeing you at the meeting.

Sincerely,

Richard E. Marriott
Chairman of the Board

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817-1109

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 17, 2007

To Our Stockholders:

The 2007 Annual Meeting of Stockholders of Host Hotels & Resorts, Inc., a Maryland corporation, will be held at 10:00 a.m. on Thursday, May 17, 2007, at The Ritz-Carlton Hotel, Tysons Corner, located at 1700 Tysons Boulevard, McLean, Virginia. At the meeting, stockholders will be asked to consider and vote on the following matters described in the accompanying proxy statement:

Proposal 1:	Election of directors; and

Proposal 2:	Ratification of the appointment of KPMG LLP as independent auditors of the Company to serve for 2007.

Stockholders will also transact any other business that may properly come before the annual meeting or any adjournment or postponement thereof. You may vote if you were a holder of record of our common stock at the close of business on March 29, 2007. Whether or not you plan to attend the annual meeting, please vote in one of the following ways:

•	Use the toll-free number shown on your proxy card (this call is toll-free if made in the United States or Canada);

•	Go to the website address shown on your proxy card and vote via the Internet; or

•	Mark, sign, date and return the enclosed proxy card in the postage-paid envelope.

BY ORDER OF THE BOARD OF DIRECTORS

ELIZABETH A. ABDOO
Secretary

April 10, 2007

Please refer to the reverse side of this notice for information on accommodations and directions to the hotel.

2007 ANNUAL MEETING OF STOCKHOLDERS

OF HOST HOTELS & RESORTS, INC.

The 2007 Annual Meeting of Stockholders of Host Hotels & Resorts, Inc. will be held at The Ritz-Carlton Hotel, Tysons Corner, located at 1700 Tysons Boulevard, McLean, Virginia, on Thursday, May 17, 2007, at 10:00 a.m. local time. Doors to the meeting will open at 9:30 a.m.

A special Stockholder Annual Meeting rate is offered at the hotel for Wednesday, May 16, 2007, the night before the meeting. A limited number of rooms are available for this special rate of $269, single or double occupancy. To receive this special rate, please call 1-800-241-3333 and reference the Host Hotels & Resorts Stockholders block of rooms. All reservations should be received by the hotel no later than May 4, 2007. Applicable taxes and gratuities are additional, and reservations are required in advance. This discount may not be used in conjunction with any other discount, coupon or group rate.

The Ritz-Carlton, Tysons Corner

1700 Tysons Boulevard

McLean, Virginia 22102

Telephone: (703) 506-4300

Directions to the hotel:

From Ronald Reagan Washington National Airport (14 miles): Take Route 233 West and then Route 1 North. Take the left lane and switch over to Route 110 North. Travel two miles and take I-66 West eight miles to Exit 67 (I-495 North/Dulles Airport). Stay in the right lane (To All Local Exits). Take Exit 19A (Tysons Corner). At the fourth light, turn right onto Tysons Boulevard. Continue past the next light. The Ritz-Carlton, Tysons Corner is on the left at 1700 Tysons Boulevard,  1/4 mile past the first light.

From Dulles International Airport (12 miles): Take the Dulles Toll Road (route 267 East) toward Washington D.C. Take exit #18 (I-495 South, Richmond). Stay in the right lane and take exit #46A (Route 123 South Chain Bridge Road/Tysons Corner). Turn right onto Tysons Boulevard. The Ritz-Carlton, Tysons Corner is on the left at 1700 Tysons Boulevard.

West on I-66 from Downtown Washington, D.C.: Take I-66 West to Exit 67, I-495 North, Dulles Airport. Stay in the right lane (sign reads “To All Local Exits”). Take Exit 19-A (Tysons Corner). At the fourth light turn right onto Tysons Boulevard. The hotel is on the left,  1/4 mile at 1700 Tysons Boulevard.

From I-495 North or South: Coming from either North or South on I-495 (Capital Beltway), take exit 46A (Route 123/Chain Bridge Road/Tysons Corner). Turn right at the first light onto Tysons Boulevard. Continue through the next light and go  1/4 mile. The hotel is on the left at 1700 Tysons Boulevard.

From I-95 North (from Richmond): Approaching the Capital Beltway from the South on I-95 North, take I-495 West (Rockville/Tysons Corner). Continue to exit 46A (Route 123/Chain Bridge Road/Tysons Corner). Turn right at the first light onto Tysons Boulevard. Continue through the next light and go  1/4 mile. The hotel is on the left at 1700 Tysons Boulevard.

From I-95 South (from Baltimore): Approaching the Capital Beltway from the North on I-95 South at Exit 27, stay in the right lanes and switch over to I-495 West (Capital Beltway toward Silver Spring). Entering Northern Virginia, take exit 46A (Route 123/Chain Bridge Road/Tysons Corner). Turn right at the first light onto Tysons Boulevard. Continue through the next light and go  1/4 mile. The hotel is on the left at 1700 Tysons Boulevard.

From Washington, DC (via George Washington Parkway): From Constitution Avenue westbound after crossing the Potomac via the Roosevelt Bridge, exit Northwest onto George Washington Parkway. Travel West for approximately 8 miles to I-495 (Capital Beltway) South. Follow I-495 South for approximately three miles to exit 46A (Route 123/Chain Bridge Road/Tysons Corner). Turn right at the first light onto Tysons Boulevard. Continue through the next light and go  1/4 mile. The hotel is on the left at 1700 Tysons Boulevard.

You may also get directions from the Ritz-Carlton website at:

http://www.ritzcarlton.com/en/Properties/TysonsCorner/Information/Directions/Default.htm

PROXY STATEMENT

Host Hotels & Resorts, Inc.

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817-1109

PROXY STATEMENT

ATTENDANCE AND VOTING MATTERS

Q:	What is a proxy?

A proxy card is, in essence, a ballot. When you vote your proxy, it tells us how you wish to vote on important issues relating to the Company. It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. When you properly sign your proxy card, you are giving the persons named on the card your direction to vote your shares of common stock at the annual meeting as you designate on the proxy card.

Q:	What is a proxy statement?

We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote your shares at the annual stockholders meeting. This proxy statement summarizes information that we are required to provide you under the rules of the Securities and Exchange Commission, or SEC, when we ask you to vote your proxy. It is designed to assist you in voting.

Q.	What does it mean if I get more than one proxy card?

You should vote by completing and signing each proxy card you receive. You will receive separate proxy cards for all of the shares you hold in different ways, such as jointly with another person, or in trust, or in different brokerage accounts. If you hold shares in a stock brokerage account, you will receive a proxy card or information about other methods of voting from each broker, and you must return your voting instructions to your broker according to the broker’s instructions.

Q:	On what issues am I being asked to vote?

Stockholders are being asked to vote on the following proposals:

(1)	election of Robert M. Baylis, Terence C. Golden, Ann M. Korologos, Richard E. Marriott, Judith A. McHale, John B. Morse, Jr. and Christopher J. Nassetta as directors; and

(2)	the ratification of the appointment of KPMG LLP as independent auditors of the Company for 2007.

Stockholders will also transact any other business as may properly come before the meeting or any adjournment or postponement thereof, if any.

Q:	Who is entitled to vote?

Anyone who owned common stock of the Company at the close of business on Thursday, March 29, 2007, the record date, is entitled to vote at the annual meeting. We are first sending the enclosed proxy card and this proxy statement on April 10, 2007 to all stockholders entitled to vote at the meeting.

Q:	What other information should I review before voting?

For your review, our 2006 Annual Report is being mailed to stockholders with this proxy statement. Although our Annual Report is not part of the proxy solicitation material, we recommend that you review it prior to voting.

Q.	How can I manage the number of Annual Reports I receive?

Our 2006 Annual Report has been mailed to stockholders with this proxy statement. If you share an address with any of our other stockholders, your household might receive only one copy of these documents. To request individual copies for each stockholder in your household, please contact our Investor Relations department at 240-744-1000 or by e-mail to ir@hosthotels.com. To ask that only one set of the documents be mailed to your household, please contact your bank, broker or other nominee or, if you are a stockholder of record, please call our transfer agent, Computershare Trust Company, N.A. (“Computershare”) toll-free at 1-800-519-3111.

Q.	How do I vote?

Voting in Person at the Meeting. If you are a stockholder of record as of March 29, 2007 and attend the annual meeting, you may vote in person at the meeting. If your shares are held by a broker, bank or other nominee (i.e., in “street name”) and you wish to vote in person at the meeting, you will need to obtain a proxy form from the broker, bank or other nominee that holds your shares of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares in your own name as a holder of record, you may vote your shares as follows:

•

Vote by Telephone. If you hold your shares in your own name as a holder of record, you may vote by telephone by calling the toll-free number listed on the accompanying proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on Wednesday, May 16, 2007. When you call, have your proxy card in hand, and you will receive a series of voice instructions which will allow you to vote your shares of common stock. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•

Vote by Internet. You also have the option to vote via the Internet. The Website for Internet voting is printed on your proxy card. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on Wednesday, May 16, 2007. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Mail. If you would like to vote by mail, mark your proxy card, sign and date it, and return it to Computershare in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name. If your shares are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted.

Q.	Who is acting as my proxy?

The individuals named on the enclosed proxy card are your proxies. They will vote your shares as you indicate. If you do not indicate how you wish to vote, all of your shares will be voted:

(1)	FOR each of the nominees for director;

(2)	FOR the ratification of the appointment of KPMG LLP as independent auditors of the Company for 2007; and

(3)	In the discretion of your proxies on any other matters that may properly come before the annual meeting or any adjournment or postponement thereof.

Q.	May I revoke my proxy?

You may revoke your proxy at any time before the annual meeting if you:

(1)	File a written notice of revocation dated after the date of your proxy with Computershare; or

(2)	Send Computershare by mail a later-dated proxy for the same shares of common stock; or

(3)	Submit a new vote by telephone or the Internet. (The date of your last vote, by either of these methods or by mail, will be the one that is counted.); or

(4)	Attend the annual meeting AND vote there in person.

The mailing address for Computershare is P.O. Box 43069, Providence, Rhode Island 02940.

Q.	How many shares of common stock may vote at the annual meeting?

At the close of business on March 29, 2007, there were 523,546,205 shares of our common stock issued and outstanding. Every stockholder is entitled to one vote for each share of common stock held.

Q.	What vote is required to approve each proposal?

In the election of directors, each nominee must receive more “For” votes than “Against” in order to be elected as a director.

The proposal to ratify the appointment of KPMG LLP as the Company’s independent auditors for 2007 will require approval by a majority of votes cast at the annual meeting.

Q.	What is a “quorum”?

A quorum is the presence at the annual meeting, in person or by proxy, of a majority of the outstanding shares of our common stock. Since there were 523,546,205 shares of common stock outstanding at the close of business on March 29, 2007, the presence of holders of 261,773,103 shares is a quorum. We must have a quorum to conduct the meeting. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. If there is a stockholder vote to adjourn, the named proxies will vote all shares of common stock for which they have voting authority in favor of the adjournment.

Q.	How are abstentions and broker non-votes treated?

Shares of our common stock represented by proxies that are marked “abstain,” or which constitute broker non-votes, will be counted as present at the meeting for the purpose of determining a quorum. Broker non-votes occur when a nominee holding shares of our common stock for a beneficial owner returns a properly executed proxy but has not received voting instructions from the beneficial owner and such nominee does not possess or does not choose to exercise discretionary authority with respect to such shares.

The election of directors and the proposal to ratify the appointment of auditors require the affirmative vote of the majority of votes cast; accordingly, abstentions and broker non-votes will have no effect on the results of the vote.

Q.	How will voting on any other business be conducted?

Although we do not know of any other business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your signed proxy card gives authority to W. Edward Walter and Elizabeth A. Abdoo, or either of them, to vote on such matters in their discretion. Unless otherwise required by our Charter or Bylaws or by applicable Maryland law, any other matter properly presented for a vote at the meeting will require the affirmative vote of a majority of the votes cast.

Q.	Who will count the votes?

Representatives of Computershare, our transfer agent, will act as the inspectors of election and will tabulate the votes.

Q.	Who pays the cost of this proxy solicitation?

We will bear the entire cost of this proxy solicitation. We have hired the firm of MacKenzie Partners, Inc., 105 Madison Avenue, 14th Floor, New York, New York 10016, to assist in the solicitation of proxies on behalf of our Board. MacKenzie Partners has agreed to perform these services for a fee of $6,500, plus certain reimbursable expenses. In addition, we will, upon request, reimburse brokerage firms, banks and other nominees who hold our stock on behalf of other beneficial owners for their reasonable expenses related to forwarding our proxy materials to those beneficial owners.

Q.	Is this proxy statement the only way that proxies are being solicited?

No. In addition to mailing these proxy solicitation materials, our officers and employees may solicit proxies by further mailings or personal conversations, or by telephone, facsimile or other electronic means.

PROPOSAL ONE:  ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven members. Each director nominee stands for election every year. Biographical information about the seven nominees for election as directors is set forth below. Each nominee has consented to serve if elected, but should any one be unavailable to serve (an event which our Board does not now anticipate), the proxies named on your proxy card will vote for a substitute nominee recommended by the Board of Directors.

In October 2006, the Board of Directors amended the Company’s Bylaws to change the voting standard for the election of directors from a plurality to a majority of all the votes cast in uncontested elections. Under the revised voting standard, except in a contested election, each director will be elected only if they receive more “for” votes then votes “against” the nominee. The Bylaws preserve the plurality voting standard for the election of directors in contested elections (i.e., any election in which there are more nominees than directorships). The election of directors at this annual meeting is uncontested, so the voting standard for the election of directors will be a majority of all votes cast.

As part of this change, the Board also amended the Company’s Corporate Governance Guidelines to require any director nominee who is not elected by the vote required and who is an incumbent director to immediately tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action is recommended. The Board of Directors will act on the tendered resignation within 90 days and will promptly disclose its decision and rationale as to whether to accept the resignation or the reasons for rejecting the resignation. If a director’s resignation is accepted by the Board pursuant to the revised Guidelines, or if a nominee for director is not elected and is not an incumbent director, the Board may fill the resulting vacancy or decrease the size of the Board.

The Board of Directors unanimously recommends that you vote FOR each of the nominees for director.

NOMINEES FOR DIRECTOR

Robert M. Baylis Director since 1996 Age: 68
Mr. Baylis is the retired Vice Chairman of CS First Boston. Prior to his retirement, he was Chairman and Chief Executive Officer of CS First Boston Pacific, Inc. Mr. Baylis is also a Director of New York Life Insurance Company, Covance, Inc., PartnerRe Ltd., and is Chairman of the Board of Gildan Activewear, Inc. He is an overseer of the University of Pennsylvania Museum and a Trustee of the Rubin Museum of Art in New York City. Mr. Baylis is also a member of the Advisory Council of the Economics Department of Princeton University.

Terence C. Golden Director since 1995 Age: 62
Mr. Golden served as our President and Chief Executive Officer from 1995 until his retirement in May 2000. He is the Chairman of Bailey Capital Corporation and the Federal City Council in Washington, D.C. In addition, Mr. Golden is a Director of the DC Public Charter School Association, Stemnion, Inc., Pepco Holdings, Inc. and The Morris and Gwendolyn Cafritz Foundation. In past years, Mr. Golden served as Chief Financial Officer of The Oliver Carr Company, a director of Cousins Properties, Inc., as a member of the G2 Satellite Solutions Advisory Committee and was also co-founder and national managing partner of Trammell Crow Residential Companies. He served as Administrator of the General Services Administration from 1985 to 1988 and was Assistant Secretary of the Treasury from 1984 to 1985.

Ann McLaughlin Korologos Director since 1993 Age: 65
Ms. Korologos is Chair of the RAND Corporation Board of Trustees, an international public policy research organization. From October 1996 to December 2005 she served as Senior Advisor to Benedetto, Gartland & Company, Inc., a private investment banking firm in New York. She formerly served as President of the Federal City Council from 1990 until 1995 and as Chairman of the Aspen Institute from 1996 until August 2000. Ms. Korologos has served in several United States Administrations in such positions as Secretary of Labor and Under Secretary of the Department of the Interior. She also serves as a Director of AMR Corporation (and its subsidiary, American Airlines), Kellogg Company and Harman International Industries, Inc.

Richard E. Marriott Chairman of the Board Director since 1979 Age: 68
Mr. Richard E. Marriott is our Chairman of the Board. He is Chairman of the Board of First Media Corporation and a director of the J. Willard Marriott and Alice S. Marriott Foundation, the Richard E. Marriott and Nancy P. Marriott Foundation and the Polynesian Cultural Center. Mr. Marriott also serves on the Federal City Council, the Board of Associates for Gallaudet University and the National Advisory Council of Brigham Young University. He is a past President of the National Restaurant Association. In addition, Mr. Marriott is the President and a Trustee of the Marriott Foundation for People with Disabilities and a trustee of the Boys & Girls Clubs of America.

Judith A. McHale Director since 2002 Age: 60
Ms. McHale served as President and Chief Executive Officer of Discovery Communications, Inc., the parent company of cable television’s Discovery Channel, from June 2004 through November 2006. She previously served as President and Chief Operating Officer of Discovery Communications from 1995 until June 2004 and served as Executive Vice President and General Counsel from 1989 to 1995. Ms. McHale is a Director of Polo Ralph Lauren Corporation. Ms. McHale also serves on the boards of the Sister-to-Sister Everyone has a Heart Foundation, Vital Voices Global Partnership and the Africa Society.

John B. Morse, Jr. Director since 2003 Age: 60
Mr. Morse has served since November 1989 as Vice President, Finance and Chief Financial Officer of The Washington Post Company. He also serves as President of Washington Post Telecommunications, Inc. and Washington Post Productions, Inc., both subsidiaries of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Morse was a partner at PricewaterhouseCoopers. He also serves as Trustee of the College Foundation of the University of Virginia.

Christopher J. Nassetta President and Chief Executive Officer Director since 1999 Age: 44
Mr. Nassetta is our President and Chief Executive Officer. He also serves as a Director of CoStar Group, Inc., is Second Vice Chair and serves on the Board of Governors of National Association of Real Estate Investment Trusts, is Chairman of The Real Estate Roundtable, and is a member of the McIntire School of Commerce Advisory Board for the University of Virginia. Mr. Nassetta joined our Company in 1995 as Executive Vice President and was elected our Chief Operating Officer in 1997. He became our President and Chief Executive Officer in May 2000. Prior to joining us, Mr. Nassetta was a co-founder and President of Bailey Capital Corporation from 1991 until 1995, and had previously served as Chief Development Officer for The Oliver Carr Company.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has unanimously approved and voted to recommend that the stockholders ratify the appointment of KPMG LLP as independent auditors of the Company for 2007. Representatives of KPMG LLP will be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to questions.

The Board of Directors is asking stockholders to ratify the selection of KPMG LLP as our independent auditor. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as independent auditors of the Company for 2007.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Corporate Governance

The Board of Directors continually reviews the Company’s corporate governance practices. In recent years, the Board has implemented numerous corporate governance enhancements to further strengthen the Board’s capacity to oversee the Company and to serve the long-term interests of all stockholders. In 2004 the Board recommended, and the stockholders approved, an amendment to the Company’s charter declassifying the Board of Directors. Effective with the 2005 annual meeting, all directors have been elected on an annual basis. In 2006 the Board of Directors approved an amendment to the Company’s Bylaws to change the voting standard for the election of directors from a plurality to a majority of all of the votes cast in uncontested elections. The Company’s Corporate Governance Guidelines, codes of conduct and other documents setting forth the Company’s corporate governance practices can be accessed in the “Investor Relations—Corporate Governance” section of the Company’s website at http://www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request.

Under our Corporate Governance Guidelines, non-management directors meet in executive session without management and did so in 2006. The purpose of the sessions is to promote open discussions among the non-management directors. Judith A. McHale, as chair of the Nominating and Corporate Governance Committee, served as the presiding director at the executive session in 2006, and will do so again in 2007. The Company invites stockholders and other interested parties to communicate any concerns they may have about the Company directly and confidentially with any of: the full Board of Directors, the presiding director or the non-management directors as a group, by writing to the Board of Directors, the Presiding Director or the Non-Management Directors at Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Bethesda, MD 20817, Attn: Secretary. The Secretary will review and forward all stockholder communications to the intended recipient except those unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys, new business suggestions, business solicitations or advertisements. In addition, material that is hostile, threatening, illegal or similarly unsuitable or outside the scope of Board matters or duplicative of other communications previously forwarded to the recipient will also be excluded. The Secretary shall retain copies of all stockholder communications and maintain a record of whether the communications were forwarded and, if not, the reason why.

Code of Business Conduct and Ethics

The Board has also adopted a code of business conduct and ethics that applies to all officers and employees and a code of business conduct and ethics and conflict of interest policy for the Board of Directors. The purpose of these codes of conduct is to promote honest and ethical conduct; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers and directors.

Board Meetings

The Board met five times in 2006. Each director attended at least 75% of the meetings of the Board and of the committees on which the director served. The Company expects directors to attend the annual meeting of stockholders. All directors attended the annual meeting in 2006, except for Ms. Korologos.

Independence of Directors

It is the Board’s policy that a majority of the directors of the Company be independent. To be considered independent, a director must not have a material relationship with the Company that could interfere with a director’s independent judgment. To be considered independent, directors must also be “independent” within the meaning of the New York Stock Exchange’s requirements. To assist the Board in determining whether a director is independent, the Board has adopted standards for independence set forth in the Company’s Corporate Governance Guidelines. Under these standards, a director is not considered independent if, within the past three years:

•	the director was employed by the Company (except on an interim basis);

•	an immediate family member of the director was an officer of the Company;

•	the director or an immediate family member was affiliated with or employed by the Company’s internal or external auditors;

•	the director or an immediate family member was employed by a company when a present officer of the Company sat on that company’s compensation committee;

•	the director or an immediate family member received, during any 12-month period, more than $100,000 in compensation from the Company, other than director or committee fees or deferred compensation;

•

the director is an employee or an executive officer, or an immediate family member is an executive officer, of a company that makes payments to or receives payments from the Company which exceeds the greater of $1 million or 2% of that company’s consolidated gross revenue over one fiscal year;

•

the director or the director’s spouse is affiliated with a tax exempt organization to which the Company has made contributions in an amount that, in any single year, exceeds the greater of $1 million or 2% of the tax exempt organization’s consolidated gross revenues.

In addition, the Board of Directors also considers the following factors, among others, in making its independence determinations:

•	whether the director, or an organization with which the director is affiliated, has entered into any commercial, consulting, or similar contracts with the Company; and

•	whether the director receives any compensation or other fees from the Company, other than the director fees described under “Director Compensation”.

Consistent with these considerations, the Board affirmatively determined that five of the Company’s seven directors are independent. Messrs. Marriott and Nassetta are not independent because they are Company employees.

Committees of the Board

The Board has established three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Compensation Policy Committee and the Nominating and Corporate Governance Committee. The Board has adopted a written charter for each committee, all of which are available on the Company’s website (http://www.hosthotels.com). Copies of these charters are also available in print to stockholders upon request. Each committee consists entirely of independent directors. The Board generally makes committee assignments in May after the annual meeting of stockholders, upon recommendation of the Nominating and Corporate Governance Committee. The Board may from time to time appoint other committees as circumstances warrant. Any new committees will have authority and responsibility as delegated by the Board of Directors.

Audit Committee

Members: John B. Morse, Jr. (Chair), Terence C. Golden and Robert M. Baylis. Each member of the Audit Committee is, in the business judgment of the Board, independent, meets the qualifications and expertise requirements of the New York Stock Exchange, and is an “audit committee financial expert” within the meaning of SEC rules.

Number of Meetings held in 2006: seven

Functions:

•	responsible for appointing the independent auditors;

•	approves the scope of audits and other services to be performed by the independent and internal auditors;

•	reviews and approves in advance all non-audit services and related fees and assesses whether the performance of non-audit services could impair the independence of the independent auditors;

•	reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls;

•	meets with the independent auditors, management representatives and internal auditors;

•	reviews interim financial statements each quarter before the Company files its Quarterly Report on Form 10-Q with the SEC; and

•	reviews audited financial statements each year before the Company files its Annual Report on Form 10-K with the SEC.

Our independent and internal auditors have unrestricted access to the Audit Committee. The Report of the Audit Committee appears later in this proxy statement.

Compensation Policy Committee

Members: Ann McLaughlin Korologos (Chair), Robert M. Baylis and Judith McHale. Each member of the Compensation Policy Committee is, in the business judgment of the Board, an independent director under the requirements of the New York Stock Exchange.

Number of Meetings held in 2006: four

Functions:

•	oversees compensation policies and plans for Company employees on an ongoing basis;

•	reflects the Company’s compensation philosophy in structuring compensation programs;

•	approves the goals and objectives for compensation of senior officers of the Company;

•	advises our Board on the adoption of policies that govern the Company’s annual compensation and stock ownership plans;

•	reviews and approves the Company’s goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of those goals and objectives;

•	reviews and advises the Company on the process used for gathering information on the compensation paid by other similar businesses;

•	reviews the compensation of non-management directors;

•	reviews the Company’s succession plans relating to the CEO and other senior management; and

•	reviews periodic reports from management on matters relating to the Company’s personnel appointments and practices.

In 2005, the Compensation Policy Committee retained a compensation consultant, Towers Perrin, which assisted the Committee in the design, structure and implementation of the executive compensation program for 2006-2008. In addition, Towers Perrin advises on compensation issues at the request of the Committee. The Compensation Policy Committee’s Report on Executive Compensation appears later in this proxy statement.

Compensation Policy Committee Interlocks and Insider Participation

None of the members of the Compensation Policy Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party.

Nominating and Corporate Governance Committee

Members: Judith A. McHale (Chair), Ann McLaughlin Korologos and John B. Morse, Jr. Each member of the Nominating and Corporate Governance Committee is, in the business judgment of the Board, an independent director under the requirements of the New York Stock Exchange.

Number of Meetings held in 2006: three

Functions:

•	considers candidates for election as directors;

•	makes recommendations to the Board on corporate governance matters and is responsible for keeping abreast of corporate governance developments;

•	oversees the annual evaluation of the Board, its committees and management; and

•	fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including making recommendations with respect to:

— qualifications of director candidates;

— selection of committee chairs and committee assignments; and

— implementation, compliance and enhancements to codes of conduct and the Company’s Corporate Governance Guidelines.

Board Nominations

Each year the Nominating and Corporate Governance Committee reviews with the Board of Directors the composition of the Board as a whole and makes a recommendation whether to renominate directors and whether to consider any new persons to be added to the Board of Directors. In assessing qualifications for nominees, the committee expects candidates to meet the qualifications described in the committee’s charter and the Company’s Corporate Governance Guidelines, including integrity, mature and independent judgment, diverse business experience, familiarity with the issues affecting the Company’s business, experience in running a major enterprise and the nominee’s stated intent to comply with the Company’s Corporate Governance Guidelines. In addition, when considering new Board members, the committee considers whether the candidate would qualify as an independent director under New York Stock Exchange and other applicable regulations.

The Nominating and Corporate Governance Committee will consider any written suggestions of stockholders for director nominees. The recommendation must include the name and address of the candidate, a brief biographical description, and a description of the person’s qualifications. Recommendations should be mailed to Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Bethesda, MD 20817, Attn: Secretary. The Nominating and Corporate Governance Committee will evaluate in the same manner candidates suggested in accordance with this policy and those recommended by other sources. The Committee has full discretion in considering all nominations to the Board of Directors. Alternatively, stockholders who would like to nominate a candidate for director (in lieu of making a recommendation to the Nominating and Corporate Governance Committee) must comply with the requirements described in this proxy statement and the Company’s Bylaws. See “Stockholder Proposals for our Next Annual Meeting.”

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Policy Committee of the Board of Directors (the “Committee”) approves compensation policies for all employees, approves all equity awards, and oversees and administers executive compensation on behalf of the Board of Directors and, by extension, the Company’s stockholders. The Compensation Policy Committee consists entirely of independent members of the Board of Directors.

Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal 2006, as well as the other individuals included in the Summary Compensation Table on page 21, are referred to as the “named executive officers.”

Philosophy and Objectives

The Committee has three primary objectives for an effective executive compensation program:

•	to foster a strong relationship between stockholder value and executive compensation by having a significant portion of compensation comprised of equity-based incentives;

•	to provide annual and long-term incentives that emphasize performance-based compensation contingent upon achieving corporate and individual performance goals; and

•	to provide overall levels of compensation that are competitive in order to attract, retain and motivate highly qualified executives to continue to enhance long-term stockholder value.

To achieve these objectives, the Committee has historically structured an executive compensation program to consist of base salary, annual incentive bonus awards and long-term incentives. As an executive’s level of responsibility increases, a greater portion of his or her total compensation is based on the annual and long-term performance-based incentive compensation and less on salary, creating the potential for greater variability in the individual’s compensation level from year to year. The level and structure of these performance-based incentive elements reflects the Company’s variable pay-for-performance philosophy. The executive compensation programs are structured based on three-year periods with performance targets established and reviewed annually. In February 2006, the Board of Directors approved the current Executive Compensation Plan (the “2006-2008 Plan”) for the 2006-2008 performance period. The 2006-2008 Plan supports the Company’s performance-based culture and provides significant upside potential for achievement of high levels of profitability by the Company and for stockholder return growth.

Establishing the Plan

To assist the Committee in meeting its objectives, the Committee engaged Towers Perrin, an outside global human resources consulting firm, in July 2005, to conduct a review of the compensation program and to assist the Committee in the design, structure and implementation of the 2006-2008 Plan.

Towers Perrin reviewed the key elements of the Company’s compensation programs, base pay, annual incentives and long-term incentives, as well as the structure, including design and performance measurements. Towers Perrin also conducted interviews with senior executives and members of the Committee, identified relevant market benchmarks to assess competitive pay and assessed market compensation levels and practices in comparison to the Company’s pay level and practices. The Committee considered the findings of Towers Perrin’s review, along with other considerations, when establishing the 2006-2008 Plan.

Three peer groups were chosen by the Committee in consultation with Towers Perrin to provide competitive market information for base salary, annual incentive bonus awards and long term incentives. The three peer groups were:

•	size-based public real estate companies with a median enterprise value of approximately $12 billion;

•	size-based general industry data sample prepared by Towers Perrin and regressed to $3.6 billion in revenues to reflect the Company’s 2004 revenues; and

•	samples of the 2005 NAREIT Compensation Survey participants that had UPREIT capitalization of at least $6.5 billion.

The peer group of size-based public real estate companies reflects executive compensation practices against which the Company competes directly for talent and investment capital. The general industry data were reflective of the broader competitive market for talent, particularly for non-real estate specific positions. The NAREIT sample was given less consideration because of the small sample size.

The Human Resources department in the Company also supported the Committee in its work. In addition, the Chief Executive Officer participated in discussions with the Committee regarding the individual performance of each member of the senior management team and internal equity. The Chief Executive Officer did not participate in discussions related to his compensation, which the Committee considered in its executive sessions and with the independent directors of the Board.

Based on its analysis, the Committee targeted overall total compensation levels, which includes all three elements, to fall between the 50th and 75th percentiles represented by the size-based public real estate companies and general industry peer groups. This level was determined to be appropriate in order to retain key employees and compete effectively for top level executive talent. There is no policy or target for the allocation of total compensation between either cash and non-cash compensation or short-term and long-term incentive compensation. Rather, the Committee reviews information from Towers Perrin and determines the appropriate level and mix of incentive compensation. However, we believe that members of senior management, that is, those with the ability to affect Company performance, should receive compensation that is primarily performance-based, and those employees at lower levels should receive a greater part of their compensation in base salary. Accordingly, the Committee granted in 2006 a majority of the total compensation to the named executive officers in the form of non-cash incentive compensation.

The 2006 – 2008 Plan was approved by the Board in February 2006.

Elements of the Plan.

The principal components of the 2006-2008 Plan for the named executive officers are:

•	base salary;

•	annual incentive bonus awards;

•	long-term incentive compensation;

•	retirement and savings plan and other benefits; and

•	perquisites.

Base Salary.

Salaries are set at annual rates, based on the level of the position within the Company and the individual’s current and sustained performance results, as well as the process used to achieve such results. Salary is the only component of compensation that is assured, and salary levels are assessed by the Committee annually.

In setting base salaries, the Committee considered:

•	peer group data provided by Towers Perrin specific to an executive’s position and, as explained above, peer group data to assess competitiveness of base salaries;

•	individual performance assessments and expected future contributions;

•	job responsibility; and

•	overall compensation mix. As employees assume greater responsibilities in the Company, a greater proportion of overall compensation is linked to Company performance measures and stockholder returns. The named executive officers are more heavily weighted toward annual incentive compensation and long-term incentive compensation than other Company employees.

Based on its review, the Committee increased Mr. Nassetta’s annual base salary to $850,000 from $800,000 in February 2006. This is the first increase in Mr. Nassetta’s base salary in three years. This represents a 6.25% increase over the three-year period, which, based on data provided by Towers Perrin, is below the annual benchmark increase of 4% for executives generally. The Committee also approved base salary increases ranging from 4% to 20% for the other named executive officers.

Salary information for the named executive officers is reflected in the Summary Compensation Table on page 21.

Annual Incentive Bonus Awards.

The annual incentive award program is available to all employees of the Company, and provides employees, including the named executive officers, the opportunity to receive cash incentive awards based on the financial performance of the Company and the individual performance of each employee. The Company uses Funds from Operations per diluted share in accordance with NAREIT guidelines as a supplemental measure of operating performance in its earnings releases and financial presentations. The Compensation Policy Committee adopted Funds from Operations per diluted share, adjusted for certain items (“Adjusted FFO”), as the Company financial performance measure for the annual incentive award. The Committee considers adjustments reflecting (i) items that are unusual in nature (for example, the World Trade Center insurance gain, the income from a directors’ and officers’ insurance settlement and the one-time Starwood acquisition costs) and (ii) items that are in the long-term interest of the Company but would reduce Funds from Operations per diluted share in the performance period (such as costs associated with senior notes redemption, debt prepayments, and preferred stock redemptions), which, if included, would not reflect the recurring FFO of the Company. The adjustments are typically explained in the Company’s earnings releases and Forms 10-Q and 10-K in the “Schedule of Significant Transactions Affecting Earnings per Share and Funds from Operations per Diluted Share” and are reviewed by the Audit Committee. The Committee establishes the Adjusted FFO financial goal for the year generally in late January or early February based on, and subject to review and approval of, the Company’s business plan and budget by the Board of Directors.

Employees prepare their own individual performance measures for review and approval by their managers. The Committee reviews and approves the individual performance measures for the most senior officers generally at the same time it establishes the financial measure of performance. Individual performance measures for executives are typically tied to achievement of business plan objectives in their areas of responsibility.

The amount of an employee’s annual cash award depends on (i) his or her salary, because the award is paid as a percentage of annual salary, (ii) the level of performance achieved on each of the Company financial measure and individual performance measure because, as described below, the measures are set at three levels, and (iii) the relative weighting between Company financial and individual performance, which varies, as described below, based on an employee’s position.

Each of the Company financial performance measure and the individual performance measure is set with three separate levels — a “threshold” level, a “target” level and a “high” level — and annual cash awards are prorated for performance between levels. For Mr. Nassetta the annual cash parameters are 50% of base salary for performance at the “threshold” level, 100% of base salary for performance at the “target” level and 200% of base salary for performance at the high level. For employees at the level of executive vice president, the bonus parameters are 37.5% of base salary for performance at the threshold level, 75% of base salary for performance at the target level and 150% of base salary for performance at the high level.

As employees attain more responsibility and greater roles in management, more of the annual award is weighted toward the financial performance measure. For example, criteria for the Chief Executive Officer, Chairman and all executive vice presidents are weighted (i) 80% on financial performance, and (ii) 20% on meeting the executive’s business objectives. For employees at the level of senior vice president, the criteria are weighted (i) 50% on financial performance, and (ii) 50% on such employee’s meeting his or her individual business objectives.

A summary of the annual incentive bonus opportunity for senior executives based on achieving “target” performance is reflected in the table below:

Level	Total Incentive for Target Performance (as a % of Annual Salary) %	Individual Performance %	Company Financial Performance %
CEO	100	20	80
EVP	75	15	60
SVP	55	27.5	27.5

In February 2006 the Committee determined that the Adjusted FFO target level of performance for 2006 would be $1.48 per share, based on the business plan and budget for the year that was reviewed and approved by the Board of Directors. The Committee also reviewed and approved the individual performance measures for Mr. Marriott, Mr. Nassetta, Mr. Walter, Mr. Risoleo and Mr. Abji. In February 2007, the Committee assessed the performance of the Company in meeting the 2006 Adjusted FFO goal and evaluated the performance of each executive against his individual performance measure. Based on year-end financial results reviewed by the Audit Committee and approved by the Board of Directors, the Committee determined that the Company exceeded the target level of performance of Adjusted FFO per share by 9%, resulting in an award at close to high levels. Achievement of individual objectives was between target and high.

Annual incentive bonus awards for each of the named executive officers are reflected in the Summary Compensation Table on page 21.

Long-Term Incentive Compensation.

Long-term incentive compensation consists entirely of restricted stock. The Company does not award stock options to any executives and, since 2002, has not awarded stock options to any other employees of the Company. The Committee believes that restricted stock creates an incentive for senior executives and other managers to operate the Company in a manner that creates significant long-term value for stockholders. Long term incentives comprise the largest portion of senior management’s total overall compensation.

Under the 2006-2008 Plan, restricted stock is granted once, upfront for the entire three year performance period. Emphasizing the Committee’s belief that compensation should be related to performance, approximately eighty-six percent (86%) of the total award is performance based and approximately fourteen percent (14%) is based on continued employment with the Company. One-third of the total award is eligible to vest in each of year-end 2006, 2007, and 2008, subject to satisfying three distinct conditions, (i) an absolute total stockholder return, which is measured by the Company’s share price growth plus dividends declared for the applicable year (“Absolute TSR”), (ii) a relative stockholder return, which is measured by the Company’s total stockholder return relative to companies in the NAREIT Equity Index (“Relative TSR”), and (iii) continued employment with the Company. The number of shares that vest based on continued employment is fixed, however, the number of shares earned based on the Absolute TSR and Relative TSR will vary based on the Company’s performance. Each of the Absolute TSR measure and Relative TSR measure is set with three separate levels – a threshold level, a target level and a high level. Below “threshold”, none of the eligible shares vest. At “threshold”, 25% of the eligible shares vest, at “target”, 50% of the eligible shares vest, and at “high”, 100% of eligible shares (or the maximum award) vest. Vesting is prorated between these levels based on satisfying the noted performance measures. To the extent that annual performance portions do not vest, there is an opportunity for the unvested shares to vest in total based on a cumulative total stockholder return or a cumulative relative stockholder return, in each case over the three-year period of the Plan. In addition, shares would vest in the event of an executive’s death or disability or upon a change in control of the Company. As described under “Perquisites and Other Personal Benefits,” Messrs. Nassetta, Walter and Risoleo agreed to accept proceeds under life insurance policies to offset long-term incentive compensation that would vest in the event of the executive’s death. Cash dividends are accrued and paid only on those shares that vest.

The following table shows the potential shares that may be earned under the long-term restricted stock program at the end of the three-year period. The illustration assumes a total grant of 1,750,000 shares for a three-year period of which approximately 14%, or 250,000 shares, may be earned based on service with the Company for that period and 86%, or 1,500,000 shares, may be earned based on satisfaction of performance measures at the “High” level. As noted above, while the shares earned based on continued employment with the Company are fixed in number, the shares earned based on the Relative TSR measure and Absolute TSR measure will vary depending on performance on the spectrum among the levels of “threshold,” “target” and “high.”

	Threshold		Target		High
	Number of shares vesting	% of total shares earned	Number of shares vesting	% of total shares earned	Number of shares vesting	% of total shares earned
Relative TSR	188,000	30%	375,000	37.5%	750,000	42.9%
Absolute TSR	188,000	30%	375,000	37.5%	750,000	42.9%
Service	250,000	40%	250,000	25%	250,000	14.3%
Total	625,000	35.7%	1,000,000	57.1%	1,750,000	100%

On February 9, 2006, the Committee made the following awards to the named executive officers for the three year period 2006-2008:

Name	Total Shares Awarded 2006-2008
Mr. Nassetta	910,235
Mr. Walter	535,864
Mr. Risoleo	385,382
Mr. Abji	181,313
Ms. Abdoo	143,142

The Committee also established the starting price for the Absolute TSR measure and Relative TSR measure. The starting price for the Absolute TSR was $17.88 per share, based on the average of the high and low price of the Company’s common stock for the 60 days prior to December 31, 2005. This price per share also served as the basis to measure the Company’s stockholder return relative to companies in the NAREIT Equity Index for the period January 1-December 31, 2006. It will also be the price by which to measure the cumulative stockholder return for the three year period.

At the Committee’s meeting in February 2007, the Committee assessed the Company’s performance against the established measures. The ending price per share for the comparable 60 day period prior to December 31, 2006 was $24.37. This, in addition to $0.76 of dividends paid in 2006, represented performance at the “high” level on the Absolute TSR measure. The Committee also reviewed the Relative TSR measure, noting that 16 companies had been removed from NAREIT Equity Index since January 1, 2006. The Committee believes that the index, which has 137 companies, still provides the appropriate basis for measuring the Company’s relative performance. The Company’s Relative TSR was between the “target” and “high” level of performance. Based on these results, the Committee released the following shares, which includes shares based on continued employment, to the named executive officers:

Name	Shares Released
Mr. Nassetta	290,876
Mr. Walter	171,241
Mr. Risoleo	123,153
Mr. Abji	57,940
Ms. Abdoo	45,743

Stock Ownership Policy

The Committee expects senior management to retain stock to closely align their interests with those of the stockholders and previously adopted stock ownership guidelines for senior management. The guidelines ensure that senior executives have a meaningful economic stake in the Company, while allowing for appropriate portfolio diversification. The guidelines provide that, within five years of joining the Company or being promoted to a position in senior management, members of senior management should own stock equal to the following respective multiple of their annual salary rate:

CEO—five times annual salary rate;

Executive Vice Presidents—three times annual salary rate; and

Senior Vice Presidents—two times annual salary rate.

Only certain types of equity is used in determining whether the guidelines are met, including stock owned directly by an employee, or through the Company’s 401(k), or as a result of vesting of stock under the Company’s long-term incentive stock program. The Committee reviews stock ownership levels annually, and reviews requests by members of senior management to sell stock in compliance with the guidelines. Each of the named executive officers owns stock in compliance with the guidelines.

Perquisites and Other Personal Benefits

The Company provides executive officers with a limited number of perquisites that the Company and Committee believe are reasonable and consistent with the Company’s industry. The Committee reviews the level of perquisites annually. The named executive officers are eligible to receive dining, complimentary rooms and other hotel services when on personal travel at hotels owned by the Company or managed by the Company’s major operators and tax preparation services. Each year, one of our major operators holds a conference to which our senior executives and spouses are invited. In 2006, two of our executives who attended were accompanied by their spouses and the Company paid the cost of travel and the tax liability associated with the value of the trip. The Company also reimburses executives for taxes associated with these benefits.

For the year ended December 31, 2006, the total cost of perquisites for all named executive officers was $101,465. Perquisites are discussed in further detail in footnote 4 to the Summary Compensation Table on page 21.

Beginning in 2003, the Committee recommended that, in connection with long term incentive stock awards, Messrs. Nassetta, Risoleo and Walter each agree to purchase life insurance policies and to accept the proceeds under these policies, to offset long-term incentive stock compensation that would vest and be payable in the event of the executive’s death. The proceeds from the life insurance policies would mitigate the effect on the Company’s financial statements of the accelerated vesting of large restricted stock awards, which would occur upon an executive’s death. The Company reimburses each of the executives for the cost of each policy and the taxes payable as a result of the reimbursement.

Retirement and Savings Plan (401(k))

The Company does not have a pension plan. The Retirement and Savings Plan is a tax-qualified retirement savings plan pursuant to which all U.S. based employees, including the named executive officers, are able to contribute on a before tax basis the lesser of 20% of their annual base salary and cash bonus or the limit prescribed by the Internal Revenue Service. The Company matches $.50 on each $1.00 contributed up to 6% of the participant’s eligible compensation, or $6,600, in 2006. In addition, the Company may make a discretionary matching contribution of $.50 on each $1.00 up to 6% of the participant’s eligible compensation, or $6,600. Company contributions and any matching contributions vest 25% after two years, 50% after three years, 75% after four years and 100% after five years. After five years of service, an employee is fully vested in all past and future Company contributions.

In 2006, the Company made the full discretionary match to participants in the Retirement and Savings Plan.

Executive Deferred Compensation Plan

The Executive Deferred Compensation Plan is not a tax qualified plan. The Executive Deferred Compensation Plan allows participants to save for retirement in excess of the limits applicable under the Retirement and Savings Plan. Eligible employees, including the named executive officers, may defer up to 100% of their earnings in excess of the amounts first deferred into the Retirement and Savings Plan. The Company provides a match of $.50 for each $1.00 deferred under the plan, up to a maximum of 6% of the participant’s compensation less the amount credited to the Retirement and Savings Plan. In addition, the Company may make a discretionary matching contribution of $.50 on each $1.00 up to 6% of the participant’s compensation.

In 2006, the Company made the full discretionary match to participants, including the named executive officers, in the plan. The Executive Deferred Compensation Plan is discussed in further detail under the heading “Nonqualified Deferred Compensation” on page 25.

Severance / Change in Control

The Company does not have employment agreements with any of its U.S. based employees, including the named executive officers. The Company has used employment contracts in limited circumstances for employees based outside the U.S. generally where required by country law. The Company does believe, however, it is appropriate to provide reasonable severance benefits to employees. With respect to members of senior management, in 2003 the Committee recommended and the Board approved a severance plan for senior executives, including Messrs. Nassetta, Walter, Abji and Risoleo and Ms. Abdoo. The severance pay and benefits available under the plan vary depending on the participant’s title and the circumstances of his or her termination of employment. All severance is contingent on the execution of a release in favor of the Company and a one year non-compete and non-solicitation.

Severance.    The key elements of the plan are as follows:

•	upon death or disability, an executive receives a prorated annual bonus through the month of death or disability and all long-term incentive stock compensation vests. In addition, the executive would be entitled to benefits under the Company’s life insurance and disability plans applicable to employees.

•	an executive terminated without “cause”, an executive who voluntarily leaves because of a material adverse change in title, position or level of responsibility without “cause” or without such executive’s written consent, or an executive who voluntarily leaves because of the failure of the Company to pay such executive any compensation or benefits to which he or she is entitled, receives a payment equal to a multiple of base salary and average bonus over the prior three year period. For example:

¡	Mr. Nassetta would be entitled to receive a payment equal to 2x his current base salary and 2x his average bonus over the prior three year period.

¡	All other executives covered by the plan would be entitled to receive a payment equal to 1x his or her current base salary and 1x his or her average bonus over the prior three year period.

¡	In addition, one year of the executive’s time-based and performance-based stock award would accelerate and vest at the “target’ level, and the Company would pay for the continuation of the executive’s health and welfare benefits for 18 months or until the executive is re-employed, whichever period is shorter.

•	an executive terminated for cause is not entitled to any benefits under the severance plan.

Change in Control.    The severance plan also has provisions addressing a change in control in the Company. The Committee and the Board believe that providing properly designed change in control benefits align the Company’s interests with its stockholders by eliminating distractions that arise with the uncertainty of these transactions and avoiding the loss of key members of management. Significantly, the plan requires a “double trigger” for payment, that is, there must be both a change in control and one of the following events:

•	A reduction in the executive’s base pay,

•	The failure by the Company to provide the executive with compensation and benefits in the aggregate at least equal to that in effect prior to the change in control,

•	A termination of the executive without “cause”,

•	A material adverse change in title, position or level of responsibility of the executive without “cause” or without such executive’s written consent, or

•	A relocating of the executive’s work location outside a 50 mile radius from that prior to the change in control.

Under these circumstances, Mr. Nassetta would be entitled to three times his current base salary plus three times his average bonus determined over the prior three year period. All other members of senior management covered by the plan would be entitled to two times their current base salary plus two times their average bonus over the prior three year period. In addition, all long-term incentive stock compensation would vest, and the Company would pay for benefits under the Company’s standard health and welfare benefit plans for 18 months or until the person is re-employed, whichever time period is shorter. Finally, the person would be entitled to receive any benefits that he or she would otherwise be entitled to receive upon termination under the Company’s Retirement and Savings Plan and Executive Deferred Compensation Plan, although those benefits are not increased or accelerated in any way. These provisions would remain in effect for a period of one year following a change in control of the Company.

The Company does not provide any consideration for excise taxes that a member of senior management might incur related to a change in control. The costs of any excise tax would be borne by such employee.

For further detail on severance and change in control payments, see “Potential Severance, Change in Control Payments” on page 26.

Tax and Accounting

Section 162(m) of the Internal Revenue Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless such compensation is performance based and certain specific and detailed criteria are satisfied. Our executives, and all other employees, are employed by Host Hotels & Resorts, L.P., our operating partnership, and not by Host Hotels & Resorts, Inc. As a result, we believe that none of our employees are subject to the $1 million compensation deduction limit under Section 162(m).

However, in the event that some portion of employee compensation is subject to Section 162(m) but fails to be deductible, our taxable income would increase to the extent of the disallowed deduction and we could be required to make additional dividend distributions to our stockholders or to pay tax on the undistributed income provided we have distributed at least 90% of our adjusted taxable income. In such event, the Committee may consider the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments. However, the deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the Committee’s control also can affect deductibility of compensation. Accordingly, the Committee may determine that it is appropriate to structure compensation packages in a manner that may not be deductible under Section 162(m).

We adopted the fair value provisions of SFAS 123 Share-Based Payment in 2002, which was revised (“SFAS 123R”) effective January 1, 2006. As required under this statement, we recognize costs resulting from our share-based payment transactions in our financial statements over their vesting periods. We classify share-based payment awards granted in exchange for employee services as either equity classified awards or liability classified awards. The classification of our restricted stock awards as either an equity award or a liability award is primarily based upon cash settlement options. Equity classified awards are measured based on the fair value on the date of grant. Liability classified awards are remeasured to fair value each reporting period. The value of all restricted stock awards, less estimated forfeitures, is recognized over the period during which an employee is required to provide service in exchange for the award — the requisite service period (usually the vesting period). No compensation cost is recognized for awards for which employees do not render the requisite service. All restricted stock awards to senior executives have been classified as liability awards, primarily due to settlement features that allow the recipient to have a percentage of the restricted stock awards withheld to meet tax requirements in excess of the statutory minimum withholding.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Compensation Table for Fiscal Year End 2006

Name	Year	Salary (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Richard E. Marriott Chairman of the Board	2006	$350,000	$0	$458,500	$34,570	$843,070
Christopher J. Nassetta Chief Executive Officer	2006	850,000	10,521,383	1,569,610	178,637	13,119,630
W. Edward Walter Executive Vice President, Chief Financial Officer	2006	500,000	5,700,324	700,000	146,468	7,046,792
James F. Risoleo Executive Vice President, Chief Investment Officer	2006	450,000	4,131,806	625,500	101,510	5,308,816
Minaz B. Abji Executive Vice President, Asset Management	2006	390,000	2,097,890	541,125	62,428	3,091,443
Elizabeth A. Abdoo Executive Vice President, General Counsel & Secretary	2006	350,000	1,766,405	484,750	30,970	2,632,125

(1)	Salary is established at an annual rate, determined on the basis of a 52-week year, and is paid bi-weekly. The amount listed in the salary column reflects the annual rate effective February 9, 2006 and includes amounts deferred at the election of the named executive officer under our Executive Deferred Compensation Plan in any such year.

(2)	These amounts reflect the restricted stock expense recorded by the Company in its financial statements for each named executive officer. Our 2006-2008 executive restricted stock awards are considered liability awards and, therefore, we reevaluate the fair value of the awards on a quarterly basis. Accordingly, for those shares granted under the 2006-2008 Plan, the stock award compensation represents the fair value of the restricted stock awards that vested during 2006 as of December 31, 2006. Additionally, in accordance with SFAS 123R, we have included compensation for a portion of the fair value of the stock awards granted for 2007 and 2008 in the above amount. We have also included compensation for the fair value of shares granted under the 2005 Shareholder Value Award, which was an award of restricted stock made to senior executives, including Mr. Nassetta, Mr. Walter, Mr. Risoleo, Mr. Abji and Ms. Abdoo, under the 2003-2005 compensation program in recognition of the significant stockholder return over stated performance objectives achieved by the Company for the period 2003-2005. The awards are time vested over four years (2006-2009) based on continued employment. The compensation includes the fair value of shares vested in 2006 under the 2005 Shareholder Value Award, as well as a portion of the shares which vested in February 2007. For 2006, the fair value of the 2006-2008 Plan awards that vested was $24.55, which represents our closing stock price at December 29, 2006. For the 2005 Shareholder Value Award that vested in 2006, the fair value of the stock is equal to our share price on the date of issuance, or $20.00.

For the shares that vest solely on continued employment, we recognize compensation expense over the requisite period based on the market price at the balance sheet date. For shares that vest based on market performance, we recognize compensation expense over the requisite service period based on the fair value of the shares at the balance sheet date, which is estimated using a simulation or Monte Carlo method. For the purpose of the simulation, we assumed a volatility of 20.2%, which is calculated based on the volatility of our stock price over the last three years, a risk-free interest rate of 4.74%, which reflects the yield on a 3-year Treasury bond, and a stock beta of 0.901 compared to the REIT composite index based on three years of historical price data. The number of shares issued is adjusted for forfeitures.

(3)	These amounts reflect the annual incentive bonus awards paid to each named executive officer, or deferred under the Executive Deferred Compensation Plan.

(4)	As detailed below, All Other Compensation consists of Company contributions to the Retirement and Savings Plan and the Executive Deferred Compensation Plan, perquisites and other personal benefits and tax reimbursements:

•	Matching contributions made under the Retirement and Savings Plan as follows: Mr. Marriott $6,600; Mr. Nassetta, $6,600; Mr. Walter, $6,600; Mr. Risoleo, $5,627; Mr. Abji, $6,600 and Ms. Abdoo $6,600.

•

A Company discretionary contribution made under the Retirement and Savings Plan as follows: Mr. Marriott, $6,600; Mr. Nassetta, $6,600; Mr. Walter, $6,600; Mr. Risoleo, $5,627; Mr. Abji, $6,600 and Ms. Abdoo $6,600.

•

Matching contributions made under the Executive Deferred Compensation Plan as follows: Mr. Marriott $8,885; Mr. Nassetta, $51,494; Mr. Walter, $22,889; Mr. Risoleo, $20,187; Mr. Abji, $16,456 and Ms. Abdoo $8,885.

•

A Company discretionary contribution made under the Executive Deferred Compensation Plan as follows: Mr. Marriott $8,885; Mr. Nassetta, $51,494; Mr. Walter, $22,889; Mr. Risoleo, $20,187; Mr. Abji, $16,456 and Ms. Abdoo $8,885.

•

Premiums associated with life insurance policies for Messrs. Nassetta, Walter, and Risoleo. In connection with the long-term stock awards granted under the executive compensation program, Messrs. Nassetta, Walter and Risoleo each agreed to purchase life insurance polices and to accept proceeds under these policies which would offset long-term incentive stock compensation that would vest and would be payable in the event of the executive’s death. The Company annually reimburses each executive for the cost of each policy and the taxes payable as a result of this reimbursement. In 2006, the total amounts reimbursed, excluding taxes, were: Mr. Nassetta, $7,525; Mr. Walter, $12,161; and Mr. Risoleo, $7,395.

•

Total cost of perquisites that executive officers are eligible to receive. These perquisites are tax preparation services, dining, complimentary rooms and other hotel services when on personal travel at hotels owned by us or managed by our major operators. In addition, in 2006, the Company requested spouses to attend an event and associated travel and expenses costs are included under miscellaneous. The cost of each of these benefits is as follows:

	Mr. Marriott	Mr. Nassetta	Mr. Walter	Mr. Risoleo	Mr. Abji	Ms. Abdoo
Tax preparation	$2,000	$1,349	$0	$3,387	$1,100	$0
Dining, rooms & hotel services	0	21,977	31,017	18,050	7,433	0
Miscellaneous	0	5,245	9,621	0	286	0

•

Tax reimbursements to each of the named executive officers associated with the perquisites, and with respect to Messrs, Nassetta, Walter and Risoleo, tax reimbursements associated with the cost of the life insurance policies: Mr. Marriott, $1,600; Mr. Nassetta, $26,353; Mr. Walter, $34,691; Mr. Risoleo, $21,050; and Mr. Abji, $7,497.

Grants of Plan-Based Awards in Fiscal Year End 2006

The following table shows the plan-based awards that were granted in 2006 to the named executive officers.

Name	Grant Date	Estimated Possible Payments Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards (3) #	Full Grant Date Fair Value (4) $
		Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
Richard E. Marriott	9-Feb-06	131,250	262,500	525,000	—	—	—	—	—
Christopher J. Nassetta	9-Feb-06	425,000	850,000	1,700,000	195,050	390,100	780,200	130,035	12,805,716
W. Edward Walter	9-Feb-06	187,500	375,000	750,000	114,828	229,656	459,312	76,552	7,538,841
James F. Risoleo	9-Feb-06	168,750	337,500	675,000	82,582	165,163	330,326	55,056	5,421,784
Minaz B. Abji	9-Feb-06	146,250	292,500	585,000	38,853	77,706	155,412	25,901	2,550,809
Elizabeth A. Abdoo	9-Feb-06	131,250	262,500	525,000	30,674	61,347	122,694	20,448	2,013,798

(1)	As described under “Annual Incentive Bonus Awards” in the Compensation Discussion and Analysis, these are incentive awards that may be earned annually based on the achievement of a Company financial goal, which is established by the Compensation Policy Committee, and individual performance objectives, which are reviewed and approved by the Committee. Actual amounts earned by the named executive officers in 2006 are reflected in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.”

(2)	At Threshold, Target and Maximum, reflects the shares awarded under the 2006-2008 Plan that may vest based on market performance. The awards were granted on February 9, 2006, at the beginning of the three year period. At Threshold performance, a total of twenty-five percent (25%) of shares granted are earned; at Target performance, a total of fifty percent (50%) of shares granted are earned; and at Maximum performance, one hundred percent (100%) of shares granted are earned.

(3)	Reflects the shares awarded under the 2006-2008 Plan that may vest based on continued employment with the Company, which were granted on February 9, 2006. One-third of the shares vest annually on December 31, beginning December 31, 2006.

(4)	This column shows the fair value of restricted stock awards under the 2006-2008 Plan at the grant date, February 9, 2006. For the shares that vest based on market performance, the fair value was calculated using a simulation or Monte Carlo method. For the purposes of the simulation, we assumed a volatility of 24.3%, which was calculated based on the volatility of our stock price over the three years ended February 9, 2006, a risk-free interest rate of 4.62%, which reflects the February 9, 2006 yield on a 3-year Treasury bond, and a stock beta of 0.977 compared to the REIT composite index based on three years of historical price data for the period ended February 9, 2006. The weighted average fair value of the shares that vest based on market performance was $13.08. For shares that vest based on continued employment, the fair value at the grant date was $20.00, which was the closing price of the Company’s common stock on February 9, 2006.

Outstanding Equity Awards at Fiscal Year End 2006

The following table summarizes all the equity awards made to the named executive officers that are outstanding as of December 31, 2006.

Name	Stock Awards
	# of Shares or Units of Stock that Have not Vested (1)	Market Value of Shares or Units of Stock that Have not Vested (2)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights that Have not Vested (3)	Equity Incentive Awards: Market or Payout Value ($) of Unearned Shares, Units or Other Rights that Have not Vested (4)
Richard E. Marriott	0	$0	0	$0
Christopher J. Nassetta	274,190	6,731,365	532,669	8,456,047
W. Edward Walter	126,034	3,094,135	313,589	4,978,181
James F. Risoleo	92,954	2,282,021	225,525	3,580,179
Minaz B. Abji	54,766	1,344,505	106,107	1,684,434
Elizabeth A. Abdoo	51,132	1,255,291	83,767	1,329,791

(1)	Reflects the portion of the 2005 Shareholder Value Award that would vest based on continued employment with the Company in 2007 through 2009, and the remaining portion of the 2006-2008 Plan which would vest based on continued employment with the Company in 2007 and 2008. The total award granted to each officer under the 2005 Shareholder Value Award is as follows: Mr. Nassetta, 250,000 shares; Mr. Walter, 100,000 shares; Mr. Risoleo, 75,000 shares; Mr. Abji, 50,000 shares and Ms. Abdoo, 50,000 shares. Shares also vest in the event of an executive’s death or disability or upon a change in control of the Company. Cash dividends are accrued and paid on shares that vest. The chart below shows the vesting of each of 2005 Shareholder Value Award and the time-based awards remaining under the 2006-2008 Plan.

Award	Vest Date	Shares Vesting
		Mr. Nassetta	Mr. Walter	Mr. Risoleo	Mr. Abji	Ms. Abdoo
2005 Shareholder Value Award	2-9-07	62,500	25,000	18,750	12,500	12,500
	2-9-08	62,500	25,000	18,750	12,500	12,500
	2-9-09	62,500	25,000	18,750	12,500	12,500
2006-2008 Plan Time-based	12-31-07	43,345	25,517	18,352	8,633	6,816
	12-13-08	43,345	25,517	18,352	8,633	6,816

(2)	Based on our December 29, 2006 stock price of $24.55.

(3)	Reflects the portion of the 2006-2008 Plan restricted stock awards that would vest based on performance at the “high” level on both the Absolute TSR and Relative TSR measures during 2007 and 2008, and the unvested portion of the Relative TSR shares for 2006 performance.

(4)	Our executive restricted stock awards are considered liability awards, and therefore we reevaluate the fair value of the awards on a quarterly basis. Accordingly, the above shares are valued based on their fair value as of December 31, 2006 in accordance with FAS 123R. Additionally, we have recognized compensation expense for a portion of the 2007 and 2008 awards, which has been included in the Summary Compensation Table. The assumptions we used to determine fair value of the awards are described in Note 2 to the Summary Compensation Table. The per share fair value of the different types of unvested market performance awards at December 31, 2006 are as follows:

2006 Relative Total Shareholder Return:	$9.23
2007 Relative Total Shareholder Return:	$14.29
2008 Relative Total Shareholder Return:	$14.31
2007 Absolute Total Shareholder Return:	$17.72
2008 Absolute Total Shareholder Return:	$17.82

Stock Vested at Fiscal Year End 2006

The following table shows information about the vesting of restricted stock awards during fiscal year 2006.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Richard E. Marriott	—	$—
Christopher J. Nassetta	353,376	9,409,072
W. Edward Walter	196,241	5,303,310
James F. Risoleo	141,903	3,829,442
Minaz B. Abji	70,440	1,875,217
Elizabeth A. Abdoo	58,243	1,533,091

(1)	Includes the February 9, 2006 release of 25% of the 2005 Shareholder Value Award, and the shares released on February 8, 2007 under the 2006-2008 Plan based on continued employment and based on performance on the Relative TSR measure and Absolute TSR measure in 2006.
(2)	Based on the closing price of the Company’s common stock on the date of release as follows: $28.05 on February 8, 2007 for shares released under the 2006 - 2008 Plan, and $20.00 on February 9, 2006 for shares released under the 2005 Shareholder Value Award.

Nonqualified Deferred Compensation

The following table summarizes the named executive officers’ compensation under the Executive Deferred Compensation Plan. The aggregate balance shown includes amounts earned prior to 2006 and voluntarily deferred.

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End (2)
Richard E. Marriott	$17,769	$17,769	$53,944	$0	$416,111
Christopher J. Nassetta	102,987	102,987	119,582	0	1,403,856
W. Edward Walter	45,777	45,777	52,925	0	723,142
James F. Risoleo	134,796	40,373	347,286	0	1,623,115
Minaz B. Abji	32,912	32,912	8,737	0	120,868
Elizabeth A. Abdoo	17,769	17,769	7,361	0	81,586

(1)	Amounts include the 2006 discretionary match paid in March 2007.
(2)	Amounts reflect vested Executive Deferred Compensation Plan values as of December 31, 2006. All participants, except for Mr. Abji, are fully (100%) vested in the Plan.

Under the Executive Deferred Compensation Plan, participants may defer any portion of their base salary or any amounts awarded under the non-equity incentive compensation plan. Participants may allocate their account among several investment options similar to those available under the Company Retirement and Savings Plan.

Participants fully vest in Company contributions after five (5) years of continued employment. The vesting schedule is 25% vesting after two years; 50% vesting after three years; 75% vesting after four years and 100% vesting after five (5) years or more. Company contributions are fully vested (100%) for distributions related to normal retirement, death, disability and change of control.

The Plan offers automatic distributions upon separation from service or disability, provided in either a lump sum or annual installment payment(s) in accordance with participant elections made prior to the beginning of the Plan year. In the event of death, participant account balances would be distributed to the named beneficiary(ies) in a lump sum. “Key Employee” distributions for normal retirement and termination would be delayed for six months. During the annual enrollment period, participants can also elect to receive a lump sum distribution of their account in the event of change of control. Plan assets are held in a rabbi trust.

Potential Severance, Change in Control Payments

Severance

As previously described in the Compensation Discussion and Analysis, the Company does not have any employment agreements with U.S. based employees. The Company does, however, have a severance plan for senior executives, which provides for benefits in the event of a senior executive’s death or disability, or where a senior executive leaves the Company under the following circumstances:

•	As a result of a termination without “cause”,

•	Through a voluntary termination because of a material adverse change in title, position or level of responsibility without “cause” or without such executive’s written consent, or

•	Through a voluntary termination because of a failure to pay such executive any compensation or benefits to which he or she is entitled.

The table below quantifies the compensation that would become payable to a senior executive under these circumstances, assuming that such executive terminates employment with the Company on December 31, 2006. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s Retirement and Savings Plan and accrued vacation pay.

	Mr. Nassetta	Mr. Walter	Mr. Risoleo	Mr. Abji	Ms. Abdoo
Termination payment (1)	$4,256,273	$1,076,528	$952,233	$841,813	$708,593
Restricted Stock (2)
Unvested shares under 2006-2008 Plan	4,256,432	2,505,802	1,802,120	847,854	669,359
Unvested shares under Shareholder Value Award	1,534,375	613,750	460,313	306,875	306,875
Cost of benefit continuation (3)	23,121	21,117	21,117	21,117	6,419
Deferred compensation balance	1,403,856	723,143	1,623,115	120,868	81,586

Total	$11,474,057	$4,940,340	$4,858,898	$2,138,527	$1,772,832

(1)	Amounts reflected are a multiple of base salary and average annual incentive bonus award. Mr. Nassetta would receive two times his base salary and two times the average of his annual incentive bonus award for 2004-2006. All other executives would receive one times his or her base salary and one times the average of his or her annual incentive bonus award for 2004-2006.
(2)	Based on our December 29, 2006 stock price of $24.55. Under the severance plan, one year of all time based awards would vest and one year of performance based awards would vest at the “target” level.
(3)	Amount reflect the costs associated with continuation of coverage for group medical and dental benefits for 18 months based on current COBRA rates.

Change-In-Control

As previously described in the Compensation Discussion and Analysis, the severance plan also provides for certain payments in the event that there is both a change in control of the Company and the occurrence of any of the following events in the year immediately following the change in control:

•	A reduction in the executive’s base pay,

•	The failure by the Company to provide the executive with compensation and benefits in the aggregate at least equal to that in effect prior to the change in control,

•	Termination of the executive without “cause”,

•	A material adverse change in title, position or level of responsibility without “cause” or without such executive’s written consent, or

•	Requiring the executive to be based outside a 50 mile radius from the executive’s work location prior to the change in control.

The table below quantifies the compensation that would become payable to a senior executive under these circumstances assuming that such executive terminates employment with the Company on December 31, 2006. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s Retirement and Savings Plan and accrued vacation pay. The Company does not provide any consideration for excise taxes that the named executive officers might incur as a result of these payments. The cost of any tax would be borne by the executive.

	Mr. Nassetta	Mr. Walter	Mr. Risoleo	Mr. Abji	Ms. Abdoo
Termination payment (1)	$6,384,410	$2,153,057	$1,904,467	$1,683,625	$1,417,187
Restricted Stock (2)
Unvested shares under 2006-2008 Plan	15,205,263	8,951,495	6,437,722	3,028,807	2,391,145
Unvested shares under Shareholder Value Award	4,603,125	1,841,250	1,380,938	920,625	920,625
Cost of benefit continuation (3)	23,121	21,117	21,117	21,117	6,419
Deferred compensation balance	1,403,856	723,142	1,623,115	120,868	81,586

Total	$27,619,775	$13,690,061	$11,367,359	$5,775,042	$4,816,962

(1)	Amounts reflected are a multiple of base salary and average annual incentive bonus award. Mr. Nassetta would receive three times his base salary and three times the average of his annual incentive bonus award for 2004-2006. All other executives would receive two times his or her base salary and two times the average of his or her annual incentive bonus award for 2004-2006.
(2)	Based on our December 29, 2006 stock price of $24.55. Under the severance plan, all unvested restricted stock would accelerate and vest in the event of a change in control.
(3)	Amounts reflect costs associated with the continuation of coverage for group medical and dental benefits for 18 months based on current COBRA rates.

Director Compensation

Directors who are employees receive no additional compensation for serving on the board or its committees. In 2006 we provided the following annual compensation to directors who are not employees.

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	All Other Compensation (4)	Total $
Robert M. Baylis	$71,250	$50,000	$25,133	146,383
Terence C. Golden	66,250	50,000	31,967	148,217
Ann McLaughlin Korologos	72,500	50,000	13,273	135,773
Judith A. McHale	73,750	50,000	26,704	150,454
John B. Morse, Jr.	80,000	50,000	10,470	140,470

(1)	Mr. Marriott, the Chairman of the Board, and Mr. Nassetta, President and CEO, are not included in this table because they are employees of the Company and thus receive no compensation for services as directors. The compensation received by Mr. Marriott and Mr. Nassetta as employees is shown in the Summary Compensation Table on page 21.

(2)	Amounts reflect an annual retainer for Board service, attendance fees and retainers for committee chairs, as described below. Ms. McHale deferred her 2006 cash compensation into her deferred stock unit account (approximately 3,423 stock units for 2006) under the Non-Employee Directors’ Deferred Stock Compensation Plan described below.

(3)	Amounts reflect annual stock awards under the Non-Employee Directors’ Deferred Stock Compensation Plan.

(4)	Amount reflects:

•

Complimentary rooms, food and beverage and other hotel services for directors when they stay at properties owned by us or managed by our major operators as follows: Mr. Baylis, $14,841; Mr. Golden, $17,278; Ms. Korologos, $7,174; Ms. McHale, $14,834; and Mr. Morse, $6,052.

•	Reimbursement for taxes associated with the value of the above benefit as follows: Mr. Baylis, $10,292; Mr. Golden, $14,689; Ms. Korologos, $6,099; Ms. McHale, $11,870; and Mr. Morse, $4,418.

Directors are compensated partially in cash and partially in stock to align their interests with those of our stockholders.

Cash Compensation

The Company provides directors the following cash compensation:

•	retainer of $50,000 per year (payable monthly);
•	$1,250 for each Board meeting attended;
•	$1,250 for each committee meeting attended;
•	$1,250 for attendance at the annual meeting of stockholders;
•	$7,500 per year to the committee chair of the Compensation Policy Committee (Ms. Korologos in 2006) and the committee chair of the Nominating and Corporate Governance Committee (Ms. McHale in 2006);
•	$10,000 per year to the committee chair of the Audit Committee (Mr. Morse in 2006); and
•	reimbursement of customary and usual travel expenses.

Stock Compensation—Annual Stock Award

Stock compensation consists of an annual award of common stock equaling the annual retainer fee ($50,000 in 2006) in value and credited to each director’s deferred stock unit account under the Non-Employee Directors’

Deferred Stock Compensation Plan. The annual award is granted under the plan to each director immediately following the annual meeting of stockholders. The number of stock units is calculated by dividing the annual retainer fee of $50,000 by the average of the high and low prices of our common stock on the date of the annual meeting. In 2006, the average of the high and low price of our common stock on May 18, 2006 was $20.24 and each director was credited with 2,470 stock units.

Directors are also credited with dividend equivalents that are equal in value to the dividends paid on our common stock. The Company will convert the stock units to common stock upon a director’s termination of service from the Board, as more fully described below.

Stock Ownership Policy

The Compensation Policy Committee has adopted stock ownership guidelines for non-employee directors that require all forms of equity compensation received from the Company, including the annual stock awards, to be retained by the non-employee director until termination of their service from the Board. Directors who are employees are subject to separate stock ownership guidelines applicable to corporate officers.

Perquisites

To encourage our directors to visit and personally evaluate our properties and the managers of a majority of our properties, directors receive complimentary rooms, food and beverage and other hotel services when they stay at properties owned by us or managed by our major operators. In addition, directors are reimbursed for taxes associated with the value of this benefit.

Non-Employee Directors’ Deferred Stock Compensation Plan

The Non-Employee Directors’ Deferred Stock Compensation Plan allows directors to defer receipt of all or part of their annual retainer, meeting fees, and the committee chair fees, if applicable, until after their service on the Board has ended. Under this plan, the Company has established a stock unit account for each non-employee director and all deferred fees are credited to this account as of the date the fee would have been paid. Deferred fees are converted into stock units based on the fair market value of the Company’s common stock on the date the fee otherwise would have been paid. Dividends are “reinvested” in additional shares and credited to the account in stock units based on the market price of the stock on the date dividends are paid.

The annual stock award made to non-employee directors after the annual meeting is also credited to each director’s stock unit account. Dividends on the award are also credited to the account and converted into stock units.

Upon termination of service from the Board, a director’s stock unit account is settled by delivering Host common stock equal to the number of stock units. Directors have the option to receive the Host shares as a lump sum or in substantially equal annual installments over a 10 year period.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2006. The Company does not award stock options to any executives and, since 2002, has not awarded stock options to any other employee of the Company.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the 1st column)
Equity compensation plans approved by stockholders (1)	704,090	$6.25	7,854,760
Equity compensation plans not approved by stockholders	—	—	—

TOTAL	704,090	$6.25	7,854,760

(1)	Shares indicated are the aggregate of those issuable under the Company’s 1997 Comprehensive Stock and Cash Incentive Plan, as amended, whereby we may award to officers and key employees: (i) options to purchase our common stock, (ii) deferred shares of our common stock, and (iii) restricted shares of our common stock.

REPORT OF THE COMPENSATION POLICY COMMITTEE

ON EXECUTIVE COMPENSATION

To Our Stockholders:

The Compensation Policy Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis. Based on its review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for 2006 and this proxy statement.

The Compensation Policy Committee

Ann McLaughlin Korologos, Chair

Robert M. Baylis

Judith A. McHale

REPORT OF THE AUDIT COMMITTEE

To Our Stockholders:

The Audit Committee serves as the representative of the Board of Directors for general oversight of the Company’s financial accounting and reporting, systems of internal control and audit processes. Management of the Company has responsibility for preparing the Company’s financial statements, as well as for the Company’s financial reporting process and internal controls. KPMG LLP, acting as independent auditors, is responsible for performing an independent audit of the Company’s financial statements and for expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the United States. The Audit Committee is responsible for monitoring and overseeing these processes. The Audit Committee members are not professional accountants or auditors, and the Committee’s functions are not intended to duplicate or certify the activities of management and the independent auditors. In this context, the Audit Committee has:

•

reviewed and discussed with management the audited financial statements for the year ended December 31, 2006, including discussions of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements;

•

discussed with Company’s internal and independent auditors the overall scope for their respective audits and the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting;

•	discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees;

•	received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; and

•	discussed with KPMG LLP their independence from the Company and its management.

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report for the year ended December 31, 2006. This report was filed with the Securities and Exchange Commission on February 27, 2007.

The Audit Committee

John B. Morse, Jr., Chair

Terence C. Golden

Robert M. Baylis

AUDITOR FEES

Principal Accountant Fees and Services

The Company was billed the following amounts for professional services by KPMG LLP, its independent auditor, for 2006 and 2005:

	2006	2005
Audit fees (annual financial statements, review of quarterly financial statements and Sarbanes-Oxley 404)	$2,590,475	$2,089,914
Audit-related fees (1)	$879,050	$391,925
Tax fees	—	—
All other fees	—	—

Total Fees	$3,469,525	$2,481,839

(1)	Audit-related fees consisted principally of fees for compliance audits, acquisition and disposition proration audits, audits of financial statements of our employee benefit plan, and consultation on accounting issues.

The Audit Committee concluded that the provision of these audit-related services is compatible with maintaining the independence of KPMG LLP.

Pre-Approval Policy for Services of Independent Auditors

All services performed by KPMG LLP were pre-approved by the Audit Committee in accordance with its pre-approval policy adopted in 2004. The policy describes the audit, audit-related, tax and other services permitted to be performed by the independent auditors, subject to the Audit Committee’s prior approval of the services and fees. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent auditors without obtaining specific pre-approval from the Audit Committee. For 2006, the Audit Committee pre-approved certain services (and corresponding cost levels) at a meeting held in February 2006. If a type of service to be provided has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require separate pre-approval by the Committee.

The Audit Committee has designated the Senior Vice President, Chief Accounting Officer to monitor the performance of all services provided by the independent auditors and to determine whether such services are in compliance with the pre-approval policy.

Policy for Hiring Members of the Audit Engagement Team

In 2004, the Audit Committee adopted a policy regarding the hiring of audit engagement team members to address the potential for impairment of auditor independence when partners and other members of the audit engagement team accept employment with the Company. Under the policy, the Company may not hire into a financial oversight role any individuals who were members of the Company’s audit engagement team for the prior year. Individuals not subject to the one-year “cooling off” period include, among others, persons who provided less than 10 hours of audit services and individuals whose employment resulted from an emergency or other unusual situation. In all such cases, the Audit Committee must determine that the relationship is in the best interests of stockholders. In addition, the Company may not appoint a director who is affiliated with or employed by a present or former auditor of the Company until three years after the affiliation or auditing relationship has ended.

Other Company Accountants and Auditors

The Company has engaged Ernst & Young LLP for tax consultation and tax compliance services and PricewaterhouseCoopers LLP as its internal auditors. The purpose of the internal audit program is to provide the Audit Committee and Company management with ongoing assessments of the Company’s risk management processes and to review the effectiveness and design of internal controls at our properties and the Company’s corporate office.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock and of the partnership units of Host Hotels & Resorts, L.P. (which we call the operating partnership) that were beneficially owned as of March 31, 2006 by:

•	each director and director nominee;

•	each executive officer named in the Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	beneficial owners of 5% or more of our common stock.

Information about the ownership of operating partnership units is included because the operating partnership units are redeemable by holders for cash or, at our election, for shares of our common stock on a one-for-one basis. As of March 15, 2007, the Company owns approximately 96.5% of the operating partnership units; no other person or entity is the beneficial owner of 5% or more of the operating partnership units.

Name	Number of Shares of Common Stock	% of Shares of Common Stock (1)	Number of Operating Partnership Units	% of Common Stock and Operating Partnership Units (2)
Directors:
Robert M. Baylis (3)	76,396	*	0	*
Terence C. Golden (3)	127,115	*	0	*
Ann McLaughlin Korologos (3)	38,918	*	0	*
Richard E. Marriott (4)(5)(6)	15,625,505	3.0	140,296	3.0
Judith A. McHale (3)	23,204	*	0	*
John B. Morse, Jr. (3)	10,861	*	0	*
Christopher J. Nassetta (6)	1,945,308	0.4	0	0.4
Non-Director Named Executive Officers:
Elizabeth A. Abdoo (6)	214,205	*	0	*
Minaz Abji (6)	205,879	*	0	*
James F. Risoleo (6)	568,823	0.1	0	0.1
W. Edward Walter (6)	830,005	0.2	0	0.2
All Directors and Executive Officers as a group:
(14 persons, including the foregoing)(6)	19,954,855	3.7	140,296	3.8
Certain Beneficial Owners:
Barclays Global Investors, NA (7)	49,185,817	9.4	0	9.4
Morgan Stanley (8)	26,490,387	5.1	0	5.1
The Vangaurd Group, Inc. (9)	29,261,072	5.6	0	5.6
Wellington Management Company, LLP (10)	35,143,292	6.7	0	6.7

*	Reflects ownership of less than 1/10th of 1%.
(1)	Any descriptions of ownership or aggregations of ownership of our common stock within this proxy statement are based upon the disclosure requirements of federal securities laws. They do not indicate ownership of our common stock under the Internal Revenue Code of 1986, as amended, or for purposes of the ownership limitations set forth in our Charter.
(2)	This column assumes that all operating partnership units held by the named person or group of persons are redeemed for shares of our common stock on a one-for-one basis, but that none of the operating partnership units held by others are redeemed for shares of our common stock.
(3)

The number of shares of our common stock listed here includes common stock equivalents: (1) awarded annually to non-employee directors under our Non-Employee Directors’ Deferred Stock Compensation Plan; (2) resulting from a non-employee directors’ election to receive part of their annual retainer and attendance fees in stock pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan;

(3) for Mr. Robert M. Baylis and Ms. Ann McLaughlin Korologos, 10,765 common stock equivalents from a one-time special stock award made in 1997 to all non-employee directors; and (4) common stock equivalents for dividends relating to common stock equivalents held by each director.

(4)	Richard E. Marriott, J.W. Marriott, Jr., and other members of the Marriott family and various trusts and foundations established by members of the Marriott family own beneficially an aggregate of 23,895,842 shares, or 4.6% of the total shares outstanding of our common stock.
(5)	The number of shares of our common stock listed here for Richard E. Marriott includes: (1) 1,465,659 shares held in trust for which Richard E. Marriott is the trustee or a co-trustee; (2) 75,364 shares held by the wife of Richard E. Marriott; (3) 505,962 shares held in trust for which the wife of Richard E. Marriott is the trustee or co-trustee; (4) 5,467,538 shares held by the J. Willard and Alice S. Marriott Foundation of which Richard E. Marriott is a co-trustee; (5) 1,436,500 shares held by the Richard E. and Nancy P. Marriott Foundation of which Richard E. Marriott is a co-trustee; and (6) 1,303,066 shares held by a corporation of which Richard E. Marriott is the controlling stockholder. It does not include shares held by the adult children of Richard E. Marriott, as to which Mr. Marriott disclaims beneficial ownership.
(6)	The number of shares of our common stock listed here includes the shares of restricted stock granted under our 1997 Comprehensive Stock and Cash Incentive Plan.
(7)	Barclays Global Investors, NA (“Barclays”) filed a Schedule 13G with the SEC January 23, 2007 to report beneficial ownership of 49,185,817 shares of our common stock. Barclays reports that it has the sole power to dispose of all such shares and has the sole power to vote with respect to 43,572,717 shares. Barclays’s business address is 45 Fremont Street, San Francisco, California, 94105.
(8)	Morgan Stanley filed an amendment to Schedule 13G with the SEC on February 14, 2007 to report beneficial ownership of 26,490,387 shares of our common stock. Morgan Stanley reports that it has the sole power to dispose of all such shares, has sole voting power with respect to 19,042,207 shares, and shares the power to vote with respect to 4,999 shares. Morgan Stanley’s business address is 1585 Broadway, New York, New York, 10036.
(9)	The Vanguard Group, Inc. (“Vanguard”) filed a Schedule 13G with the SEC on February 14, 2007 to report beneficial ownership of 29,261,072 shares of our common stock. Vanguard reports that it has the sole power to dispose of all such shares and has the sole power to vote with respect to 219,468 shares. Vanguard’s business address is 100 Vanguard Blvd., Malvern, PA 19355.
(10)	Wellington Management Company, LLP (“Wellington”) filed an amendment to Schedule 13G with the SEC on February 14, 2007 to report 35,143,292 shares of our common stock held of record by clients of Wellington that they may be deemed to beneficially own in their capacity as investment advisor. Wellington reports that it shares the power to dispose of all such shares and shares the power to vote with respect to 25,238,223 shares. Wellington’s business address is 75 State Street, Boston, Massachusetts, 02109.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Federal securities laws require directors, executive officers, and owners of more than ten percent of our common stock to file reports with the SEC and with the New York Stock Exchange. These reports relate to the number of shares of our common stock that each of those persons beneficially owns, and any changes in their ownership. Based solely upon a review of copies of the forms furnished to the Company, we believe all persons required to file such forms have done so during 2006 except as noted below.

Due to an administrative oversight on the part of the Company, Gregory J. Larson, Senior Vice President, Treasurer and Investor Relations, and Pamela K. Wagoner, Senior Vice President, Human Resources, did not timely report the issuance of deferred bonus common stock. The issuance occurred in January 2006 for both Mr. Larson and Ms. Wagoner. These oversights were corrected by filing an amended Statement of Changes in Beneficial Ownership of Securities on March 30, 2006. In addition, due to the conversion of shares of Starwood Hotels & Resorts into the Company’s common stock as part of the Company’s acquisition of a portfolio of hotels in April 2006, Ms. Judith McHale, Director, and Mr. Richard Marriott, Chairman of the Board, both received shares of the Company’s common stock in exchange for their shares of Starwood Hotels & Resorts that were not timely reported. These oversights were corrected by the filing of their Annual Statement of Changes in Beneficial Ownership in February 2007.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy on Transactions and Arrangements with Related Persons

The Nominating and Corporate Governance Committee recommended, and the Board of Directors adopted, a policy with respect to related person transactions, which applies to any transaction, or series of transactions in which the Company, its subsidiaries or affiliates is or will be a participant and the amount involved exceeds $100,000, and in which any related person has or will have a direct or indirect material interest. Under the policy, the legal department will determine whether a transaction meets the requirements of a related person transaction. If so, the transaction will be reviewed by the Board of Directors, if it is part of a transaction which itself would require Board approval, or the Audit Committee will review the transaction at its next meeting in all other circumstances. In those instances in which the legal department, in consultation with the Chief Executive Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, then the transaction will be reviewed by the Chair of the Audit Committee. Based on its consideration of all the relevant facts and circumstances, each of the Board, Audit Committee or Chair will decide whether to approve the transaction.

As adopted, the policy has standing pre-approvals for transactions that meet specific criteria or are not considered related person transactions by the SEC. Pre-approved transactions include:

•

any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2 percent of that company’s total annual revenues;

•

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, which has been approved pursuant to the Company’s Charitable Contribution Policy if the aggregate amount involved does not exceed the greater of $1,000,000, or 2 percent of that charitable organization’s total annual receipts;

•	any transaction involving a related person where the rates or charges involved are determined by competitive bids involving third parties who are not related persons; and

•

management agreements and franchise agreements entered into with Marriott International, Inc. and certain of its subsidiaries to manage Marriott and Ritz-Carlton hotels owned or leased by the Company or its subsidiaries, including modifications and amendments to existing agreements, if such agreements, amendments or modifications are on terms and conditions substantially consistent with the Company’s then current agreements with Marriott International or other major third party operators.

Related Person Transactions

Prior to October 8, 1993, we and Marriott International, Inc. were operated as a single consolidated company. On October 8, 1993, in connection with the issuance of a special dividend, the consolidated company’s businesses were split between Host Marriott Corporation (recently renamed Host Hotels & Resorts, Inc.) and Marriott International. Thereafter, we retained the lodging real estate business and the airport/toll road concessions business, while Marriott International took the lodging and service management businesses. On December 29, 1995, we distributed the airport/toll road concessions business to our stockholders.

Our ongoing relationships with Marriott International can be divided into three general categories:

•	distribution agreement and the related agreements stemming from our separation into two companies;

•	lodging management and franchise agreements relating to our properties; and

•	acquisition financing and joint ventures.

As of January 31, 2007, Richard E. Marriott, the Chairman of our Board, beneficially owned approximately 12.7% of the outstanding shares of common stock of Marriott International. Mr. Marriott’s brother, J.W. Marriott, Jr., serves as Chairman of the Board and Chief Executive Officer of Marriott International. By reason of Richard E. Marriott’s ownership of such shares, and his brother’s position at Marriott International, transactions between Marriott International and our Company are considered related person transactions within the meaning of our policy above. A summary of our ongoing relationships with Marriott International is provided below.

Distribution Agreement and Related Agreements

In connection with the separation of our business from that of Marriott International, we entered into a distribution agreement with Marriott International that allocated the assumption of liabilities and cross-indemnities so that each company shouldered the financial and legal responsibility for its respective businesses. This distribution agreement has been amended from time to time. In connection with our renegotiation of our management agreements with Marriott International, we amended the distribution agreement to terminate Marriott International’s right to purchase up to 20% of each class of our outstanding voting shares upon certain changes of control.

We also entered into other agreements with Marriott International in connection with the business separation which govern aspects of our ongoing relationships. These other agreements include:

Tax Sharing Agreement.    We entered into a tax sharing agreement with Marriott International that allocates the parties’ rights and obligations with respect to: (1) deficiencies and refunds of federal, state and other income or franchise taxes relating to our businesses for tax years prior to the separation; and (2) certain of our tax attributes after the separation. We have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

License Agreement.    Effective upon the Company’s name change in April 2006 to Host Hotels & Resorts, Inc. we terminated the license granted under an agreement with Marriott International by which we had been granted a non-exclusive, royalty-free, worldwide license to use the Marriott mark for corporate or partnership name purposes.

Administrative Services Agreements and Office Space Lease.    We entered into agreements with Marriott International pursuant to which Marriott International provided certain continuing administrative services for us and our subsidiaries and by which we subleased office space from Marriott International. These services and the sublease were provided on market terms and conditions. In August 2002, we terminated the sublease and related administrative services agreements when we relocated to our current office space, although we continue to lease from Marriott International approximately 2,400 square feet of office space. In 2006, we paid Marriott International approximately $93,549 in rental fees for this office space. In addition, we paid Marriott International $100,000 in ground rent in connection with property at the Desert Springs Marriott hotel.

Lodging Management and Franchise Agreements

Marriott International and certain of its subsidiaries have entered into management agreements with us and certain of our subsidiaries to manage Marriott-and Ritz-Carlton-branded full-service hotels owned or leased by us and our subsidiaries. Marriott International has also entered into franchise agreements with us and certain of our subsidiaries that allow us to use the Marriott brand, associated trademarks, reservation systems and other related items for two Marriott hotels for which we have entered into operating agreements with hotel management companies other than Marriott International. In 2006, we and our subsidiaries paid $166 million in the aggregate in management and franchise fees to Marriott International. The initial term of our management agreements with Marriott International is generally 15 to 20 years with one or more renewal terms. Our agreements with Marriott International typically include the terms described below.

•	General. Under each management agreement, Marriott International provides comprehensive management services for the hotels.

•

Operational Services.    Marriott International generally has sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the hotels, including establishing all room rates, processing reservations, procuring inventories, supplies and services, providing periodic inspection and consultation visits to the hotels by technical and operational experts and promoting and publicizing of the hotels. Marriott International receives compensation in the form of a base management fee, typically 3%, which is calculated as a percentage of annual gross revenues, and an incentive management fee, which is typically calculated as a percentage (generally 20%) of operating profit after we have received a priority return on our investment in the hotel.

•

Executive Supervision and Management Services.    Marriott International provides all managerial and other employees for the hotels, reviews the operation and maintenance of the hotels, prepares reports, budgets and projections, provides other administrative and accounting support services to the hotels, such as planning and policy services, financial planning, divisional financial services, product planning and development, employee staffing and training, corporate executive management, and certain in-house legal services. For the majority of our properties managed by Marriott International, we also have approval rights over the budget, capital expenditures and other matters.

•

Chain Services.    Marriott International furnishes chain services on a centralized basis. Such services include: (1) the development and operation of certain computer systems and reservation services; (2) regional management and administrative services, regional marketing and sales services, regional training services, manpower development and relocation of regional personnel; and (3) such additional central or regional services as may from time to time be more efficiently performed on a regional or group basis rather than at an individual hotel. Costs and expenses incurred in providing these services are generally allocated among all hotels managed by Marriott International or its affiliates.

•

Working Capital and Fixed Asset Supplies.    Our management agreements with Marriott International typically require us to maintain working capital for each hotel and to fund the cost of certain fixed asset supplies (for example, linen, china, glassware, silver and uniforms). We are also responsible for providing funds to meet the cash needs for hotel operations if at any time the funds available from hotel operations are insufficient to meet the financial requirements of the hotels.

•

Furniture, Fixtures and Equipment Replacements.    Under our management agreements with Marriott International, we are required to provide all necessary furniture, fixtures and equipment for the operation of the hotels (including funding any required furniture, fixtures and equipment replacements). The management agreements generally provide that, on an annual basis, the manager will prepare a list of furniture, fixtures and equipment to be acquired and certain routine repairs and maintenance to be performed in the next year and an estimate of the funds that are necessary, which is subject to our review and approval. For purposes of funding the furniture, fixtures and equipment replacements, a specified percentage (typically 5%) of the gross revenues of the hotel is deposited by the manager into an escrow account in our name, to which the manager has access. However, for 62 of our Marriott hotels, we have entered into an agreement with Marriott International to allow us to fund such expenditures directly as incurred from one account that we control, subject to maintaining a minimum balance of the greater of $26 million or 30% of total annual specified contributions, rather than escrowing funds at accounts at each hotel.

•

Building Alterations, Improvements and Renewals.    Marriott International is required to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and vertical transportation elements of each hotel which we review and approve based on their recommendations and our judgment. In addition to the foregoing, the management agreements generally provide that the manager may propose such changes, alterations and improvements to the hotel as are required, in the manager’s reasonable judgment, to keep the hotel in a competitive, efficient and economical operating condition consistent with the manager’s brand standards. We also have approval authority over such changes, alterations and improvements.

•

Sale of the Hotel.    Most of our management agreements with Marriott International limit our ability to sell, lease or otherwise transfer the hotels by requiring that the transferee assume the related management agreements and meet specified other conditions, including the condition that the transferee not be a competitor of the manager.

•

Service Marks.    During the term of the management agreements, the brand name, service mark, symbols and logos used by the manager may be used in the operation of the hotel. Any right to use the brand name, service marks, logos and symbols and related trademarks at a hotel will terminate with respect to that hotel upon termination of the applicable management or franchise agreement.

•

Termination on Sale.    While most of our management agreements with Marriott International are not terminable prior to their full term in connection with the sale of the hotel, we have negotiated rights to terminate management agreements in connection with the sale of certain Marriott-branded hotels within certain limitations, including a remaining pool of 22 hotels. Approximately 70% percent of this pool (as measured by earnings before interest, taxes, depreciation and amortization (or EBITDA)) may be sold free and clear of their existing management agreements without the payment of a termination fee, provided the hotels maintain the Marriott brand affiliation through a franchise agreement. A percentage of these hotels may also be sold free and clear of their existing brand affiliation without a termination fee.

•

Performance Termination.    The majority of our management agreements with Marriott International provide for termination rights in the case of the manager’s failure to meet certain financial performance criteria, generally a set return on the owner’s investment. Similarly, the majority of our management agreements condition the manager’s right to renew or extend the term upon satisfaction of certain financial performance criteria.

In January 2006 we negotiated amendments to various management agreements with Marriott International and agreed, among other matters, to waive performance termination tests through the end of fiscal year 2009, to modify certain extension tests which condition the manager’s ability to renew the management agreements, and to extend certain contracts for ten additional years. As part of this negotiation, Marriott International in turn agreed to make a cash payment to the Company, to reduce an existing cap on the costs and expenses related to chain services that are provided on a centralized basis, as well as to establish a cap on certain other costs, to provide the Company with an incentive to increase our capital expenditures at the hotels through 2008, to waive certain deferred management fees, and to modify the incentive management fee on certain contracts. In addition, we agreed to use a portion of Marriott International’s cash payment for brand reinvestment projects at various hotels in our portfolio.

In addition to our management agreements with Marriott International for our full service hotels, certain of our subsidiaries are partners in a joint venture that owned 115 Courtyard by Marriott lodging properties as of December 31, 2006. These properties are operated by a subsidiary of Marriott International under long-term agreements. In 2006 these properties paid approximately $44 million in management fees to a subsidiary of Marriott International under those agreements. On March 29, 2005, we sold 85% of our interest in the joint venture to a third party for approximately $92 million. In conjunction with the sale of our interest, the joint venture was recapitalized and converted to a limited partnership. Post-recapitalization, we own a 3.6% limited partner interest in the newly-formed partnership, which we have the right to cause the partnership to redeem, under certain conditions, between December 2007 and December 2009, subsequent to which the partnership will also have the right to redeem our remaining interest.

Acquisition Financing and Joint Venture

Marriott International has in the past provided financing to us for a portion of the cost of acquiring properties to be operated or franchised by Marriott International. One of our subsidiaries remains indebted to Marriott International for acquisition financing from prior years. The amount of such indebtedness as of December 31, 2006 was $4.9 million. In 2006, Marriott International did not provide us with any new acquisition financing, although it is possible that Marriott International may from time to time provide this type of financing in the future.

STOCKHOLDER PROPOSALS FOR OUR NEXT ANNUAL MEETING

If you wish to submit a proposal to be included in the proxy statement for our 2008 annual meeting, we must receive it no later than December 12, 2007. The proposal must comply with the SEC’s proxy rules and should be sent to the attention of the Secretary at Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817.

Additionally, the Company’s Bylaws include requirements which must be met if a stockholder would like to nominate a candidate for director or bring other business before the stockholders at the 2008 annual meeting, whether or not the proposal or nomination is requested to be included in the proxy statement. Those requirements include written notice to the Secretary (at the above address), no earlier than October 13, 2007 and no later than December 12, 2007, and which notice must contain all of the information required under our Bylaws, a copy of which is available, at no charge, from the Secretary, and is also available on our website (http://www.hosthotels.com).

OTHER MATTERS

Our Board is not aware of any other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting or any adjournment or postponement thereof, proxies received will be voted in accordance with the recommendation of our Board. Discretionary authority with respect to such other matters is granted by execution of the enclosed proxy.

It is important that the proxies be voted promptly and that your shares be represented. Please submit your proxy via the Internet, by phone or by signing, dating and returning your proxy in the enclosed envelope. A copy of our 2006 Annual Report has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

We have filed an Annual Report on Form 10-K for the year ended December 31, 2006 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the Annual Report (excluding exhibits) by writing to the Secretary, Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland 20817-1109. We will charge an amount equal to the reproduction cost if the exhibits are requested. Our Annual Report on Form 10-K may also be accessed electronically on our website (http://www.hosthotels.com).

BY ORDER OF THE BOARD OF DIRECTORS,

ELIZABETH A. ABDOO

Secretary

Dated: April 10, 2007

Annual Meeting Admission Ticket
000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

000000000.000000 ext            000000000.000000 ext

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE COLORED TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

11:59 p.m., New York Time, on May 16, 2007.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website. • If in the future you wish to receive future proxy material electronically, you will have the opportunity to consent at this site.

Vote by telephone

  •  Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Robert M. Baylis	☐	☐	☐	02 - Terence C. Golden	☐	☐	☐	03 - Ann M. Korologos	☐	☐	☐
04 - Richard E. Marriott	☐	☐	☐	05 - Judith A. McHale	☐	☐	☐	06 - John B. Morse, Jr.	☐	☐	☐
07 - Christopher J. Nassetta	☐	☐	☐

	For	Against	Abstain
2. Ratify Appointment of KPMG LLP as independent auditors.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

<STOCK#>                    00PLAC

ADMISSION TICKET

HOST HOTELS & RESORTS, INC.

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, MAY 17, 2007, 10:00 A.M. EDT

The Ritz-Carlton, Tysons Corner

1700 Tysons Boulevard

McLean, Virginia 22102

AGENDA

1. ELECTION OF DIRECTORS

•

2. RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS

•

TRANSACTION OF OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

It is important that your shares be represented at this meeting, whether or not you attend the meeting in person.

To make sure your shares are represented, we urge you to submit your proxy instructions by telephone, via the internet,

or by completing and mailing the proxy card below.

If you plan on attending the Annual Meeting, please mark the appropriate box on the reverse side of the proxy card below.

Present this Admission Ticket to the Host Hotels & Resorts representative at the entrance.

Receive Future Proxy Materials Electronically

Help us make a difference by eliminating paper proxy mailings to your home or business. With your consent, we will send future proxy voting materials to you by email. To register for electronic delivery of future proxy materials, go to www.investorvote.com to vote and sign up for electronic delivery.

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — HOST HOTELS & RESORTS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 17, 2007, 10:00 A.M. EDT

The undersigned appoints Elizabeth A. Abdoo and W. Edward Walter, or either of them, as proxies. Each shall have the power to appoint his or her substitute. They are authorized to vote, as designated on the reverse side, all shares of Host Hotels & Resorts, Inc. common stock held of record by the undersigned on March 29, 2007 at the Annual Meeting of Stockholders to be held on May 17, 2007, or any adjournment or postponement thereof, and to otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

This proxy when properly executed will be voted in the manner directed herein. If no instruction is made, this proxy will be voted FOR the election of each director and FOR proposal 2. In their discretion, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Your vote is important. Please vote immediately.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.